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                                                                    EXHIBIT 99.1

                      PRESS RELEASE - FOR IMMEDIATE RELEASE

                                                        Contact: Kenneth R. Howe
                                                         Chief Financial Officer
                                                                  (248) 737-4190

             AGREE REALTY CORPORATION ANNOUNCES NEW ACCOUNTING FIRM

FARMINGTON HILLS, Michigan (July 27, 2006) - Agree Realty Corporation (NYSE:
ADC), announced today that Virchow, Krause & Company has been engaged as the Company's independent registered public accounting firm, effective immediately.

"The audit committee's selection of Virchow, Krause provides us with An experienced regional accounting firm to address the needs of a real estate investment trust our size" said Richard Agree, President and Chief Executive Officer of the Company.

Virchow, Krause will commence its auditing services with the review of the Company's financial results for the quarter ended June 30, 2006.

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers. Agree Realty owns and operates a portfolio of 59 properties, located in 15 states and containing
3.4 million square feet of leasable space.

Agree Realty Corporation considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Such statements are, by their nature, subject to certain risks and uncertainties. The Company cautions that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.